Exhibit 10.08

STATE OF NORTH CAROLINA

COUNTY OF HYDE

SEVERANCE AND

CHANGE IN CONTROL AGREEMENT

THIS SEVERANCE AND CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the     14th     day of December, 2009 (the “Effective Date”), by and between THE EAST CAROLINA BANK (“ECB”) and JAMES J. BURSON (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive was employed by ECB as its Executive Vice President and Chief Revenue Officer effective on November 2, 2009, and in such position he shall be expected to provide leadership and guidance in the growth and development of ECB’s business; and,

WHEREAS, Executive’s experience and knowledge of banking operations is expected to be of benefit to ECB in the continuation of its business, and, for that reason, ECB desires to retain Executive’s services as an officer and employee of ECB;

WHEREAS, in connection with Executive’s initial employment, ECB has agreed (1) to make payments or reimbursements to Executive for certain expenses associated with the relocation of his residence, on the condition that Executive repay a portion of those payments and reimbursements to ECB if Executive’s employment with ECB terminates for certain reasons before December 31, 2011, and (2) to make certain severance payments to Executive in the event of a termination of Executive’s employment with ECB under certain specified circumstances, and ECB and Executive desire to enter into this Agreement to set forth the terms and conditions of those arrangements.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, ECB and Executive hereby agree as follows:

1.    Effective Date of Agreement. This Agreement shall be effective on the Effective Date set out above and shall remain in effect until terminated as provided herein.

2.    Payment of Relocation Expenses.

(a) In connection with Executive’s employment with ECB, ECB has agreed to pay to Executive, or to reimburse him for, certain expenses associated with the relocation of his residence (collectively, the “Relocation Payments”), including:

(i) commissions of up to 6% of the sales price of Executive’s residence located at 1412 Loniker Drive, Raleigh, North Carolina, which are actually paid by Executive in connection with the sale of that residence;

(ii) expenses actually paid by Executive on or before November 2, 2011, associated with moving his household goods and furnishings in connection with the initial relocation of his residence from Raleigh, North Carolina, to a location within a 75-mile radius of ECB’s corporate offices in Engelhard, North Carolina, provided, however, that Executive shall obtain and submit to ECB estimates of charges for moving Executive’s household furnishings from three separate independent moving companies, and the aggregate amount for which ECB shall be obligated to reimburse Executive shall not exceed the lesser of (A) $10,000 or (B) the average of those three separate estimates, plus $2,000; and

(iii) a lump sum payment of $12,000 which is intended to reimburse Executive for temporary living expenses prior to the above relocation of his principal residence.

(b) Executive agrees that, in the event his employment with ECB terminates or is terminated prior to December 31, 2011, other than as a result of his death or “Disability” (as that term is defined in Paragraph 6(b) below), or an involuntary termination of his employment otherwise without “Cause” (as that term is defined in Paragraph 6(a) below), then Executive will be obligated to repay to ECB, within 30 days following the effective date of termination of Executive’s employment (the “Termination Date”), a portion of the total Relocation Payments previously paid to him by ECB based on the following schedule:

If Executive’s Employment Terminates:	Percentage of Total Relocation Payments to be Repaid to ECB:
On or before 07/01/10	100%
After 07/01/10 but on or before 12/31/10	75%
After 12/31/10 but on or before 07/01/11	50%
After 07/01/11 but on or before 12/31/11	25%
After 12/31/11	0%

3.    Termination Without “Cause.” Subject to the limitations set forth herein and to the right of Executive or ECB to terminate Executive’s employment at any time, and except to the extent otherwise provided in Paragraph 4 in the case of a “Change in Control” (as defined in that Paragraph), if, following the date of this Agreement, and prior to November 2, 2012 (the “Severance Period”), ECB terminates Executive’s employment without “Cause” (as defined in Paragraph 6(a)) other than as a result of Executive’s “Disability” (as defined in Paragraph 6(b) below), Executive shall be entitled to receive from ECB, and ECB shall be obligated to pay or cause to be paid to Executive, in a lump sum within 45 days following the Termination Date, an amount equal to Executive’s base salary for six months calculated at Executive’s base salary rate in effect on the Termination Date; provided, however, that on November 2, 2012, and on November 2 of each year thereafter, and without any further action by ECB or Executive, the Severance Period automatically shall be extended for one additional year unless ECB gives written notice to Executive not less than six months prior to any such date that the Severance Period will not be so extended. Unless sooner terminated, following ECB’s giving of such written notice the Severance Period and ECB’s obligations under this Paragraph 3 will expire on the November 2 next following the giving of such notice.

Notwithstanding anything in this Agreement to the contrary, to the extent that Executive is entitled to payments under Paragraph 4(a)(i) below as a result of a termination of his employment without “Cause,” then those payments shall be in lieu of the payment provided for under this Paragraph 3, and in no event shall Executive be entitled to receive payments under both Paragraphs.

4.    Change in Control.

(a) Notwithstanding the provisions of Paragraph 3 to the contrary, and subject to the limitations set forth herein, if at the effective time of, or any time within twelve months following, a “Change in Control” (as defined in Paragraph 4(b) below):

(i) ECB terminates Executive’s employment without “Cause” (as defined in Paragraph 6(a) below) other than as a result of Executive’s “Disability” (as defined in Paragraph 6(b) below); or

(ii) a “Termination Event” (as defined in Paragraph 4(c) below) occurs and, thereafter, Executive voluntarily terminates his own employment with ECB, following the giving of written notice to ECB and an opportunity for ECB to cure or remedy the Termination Event, in the manner described in Paragraph 4(e) below; then (subject to the limitations set forth herein) Executive shall be entitled to receive from ECB, and ECB shall be obligated to pay or cause to be paid to Executive, an amount equal to 1.50 times Executive’s “base amount” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), payable in eighteen equal monthly installments which shall begin within 45 days following the Termination Date and be made on the same schedule as Executive’s base salary was being paid by ECB on the Termination Date.

In addition, if Executive chooses to exercise his rights to purchase continued individual health, dental or other insurance coverages under ECB’s group insurance plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), ECB shall reimburse Executive for the cost of his continued individual insurance coverages for eighteen months or, if less, the maximum period during which such coverages are available to Executive under COBRA.

Notwithstanding anything in this Agreement to the contrary, to the extent that Executive is entitled to payments under Paragraph 4(a)(i) above as a result of a termination of his employment without “Cause,” then those payments shall be in lieu of the payment provided for under Paragraph 3 above, and in no event shall Executive be entitled to receive payments under both Paragraphs.

(b) For purposes of this Agreement, but only to the extent consistent with the definition of the term “change in control” under Section 409A of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder, as applicable (“Section 409A”), a “Change in Control” shall be deemed to have occurred if, after the Effective Date:

(i) any “Person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended), directly or indirectly, acquires beneficial ownership of more than 50% of any class of voting securities entitled to vote in the election of directors of ECB or ECB’s parent holding company, ECB Bancorp, Inc. (“Bancorp”), or in any manner acquires control of the election of a majority of the directors of ECB or Bancorp (excluding ECB or Bancorp themselves, any wholly-owned subsidiary of ECB or Bancorp, or any employee benefit plan sponsored or maintained by ECB or Bancorp);

(ii) ECB or Bancorp consolidates or merges with or into another corporation, or otherwise is reorganized, where ECB or Bancorp is not the resulting or surviving corporation in such transaction, unless the transaction involves only two or more of ECB, Bancorp and/or a wholly-owned subsidiary of ECB or Bancorp; or

(iii) all or substantially all of ECB’s or Bancorp’s assets are sold or otherwise transferred to or acquired by any other corporation, association or other person, entity, or group.

However, notwithstanding anything contained herein to the contrary, for purposes of this Agreement the term “Change in Control” shall not include a transaction approved by ECB’s or Bancorp’s Board of Directors that results in ECB or Bancorp merging with, transferring its assets to, or becoming the subsidiary of, a corporation or entity newly formed at the direction of ECB’s or Bancorp’s Board of Directors for the purpose of such transaction (including a corporation or entity so formed for the purpose of serving as ECB’s or Bancorp’s parent bank holding company), and in connection with which transaction the holders possessing, directly or indirectly, a majority of the shares entitled to vote in the election of Bancorp’s directors immediately before the transaction or series of related transactions (other than those who exercise statutory rights of dissent and appraisal) will hold, directly or indirectly, a majority of the shares entitled to vote in the election of directors of the surviving or transferee entity immediately after the transaction or series of related transactions. Further, and notwithstanding the other provisions of this Agreement, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, ECB and Executive agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement, in which event Executive shall be deemed to have forever waived all right to any payment under this Agreement as a result of that transaction or event, but not to any future transaction or event.

(c) For purposes of this Agreement, but only to the extent consistent with the definition of the term “good reason termination” under Section 409A, a “Termination Event” shall be deemed to have occurred if, without his express written consent:

(i) Executive’s annual Base Salary rate is materially reduced below the annual rate in effect as of the effective date of the Change in Control or as the same shall have been increased from time to time following such effective date;

(ii) Executive’s life insurance, medical or hospitalization insurance, disability insurance, or similar plans or benefits (including any retirement plan) being provided by ECB to Executive as of the effective date of the Change in Control are materially reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated without being replaced with substantially similar plans or benefits, unless such reduction or elimination applies proportionately to all salaried employees of ECB who participated in such plans or benefits prior to such Change in Control;

(iii) Executive is transferred to a job location which is more than 75 miles (by most direct highway route) from his principal work location at the effective date of the Change in Control; or

(iv) (A) if ECB continues to exist as a separate entity following the Change in Control, Executive’s duties or responsibilities are materially reduced such that he no longer serves in the same position with ECB that he occupied immediately prior to the Change in Control, or (B) if as a result of the Change in Control ECB no longer exists as a separate entity, Executive’s duties or responsibilities are materially reduced such that he is not designated as and does not serve as an executive officer of ECB’s “Successor” (as that term is defined in Paragraph 6(c) below) or report directly to the Successor’s Chairman, President, or Chief Executive Officer.

However, notwithstanding the other provisions of this Agreement, an event shall not be considered a Termination Event if, prior to the occurrence of such event, ECB and Executive agree in writing that the same shall not be treated as a Termination Event for purposes of this Agreement, in which event Executive shall be deemed to have forever waived all right to any payment under this Agreement as a result of that event, but not to any future such event.

(d) If, prior to the effective date of a Change in Control, but following the date on which ECB’s or Bancorp’s Board of Directors takes action to approve an agreement (including any definitive agreement or an agreement in principle) relating to that Change in Control, Executive’s employment is terminated by ECB without Cause, thereby obligating ECB to make a lump sum payment to Executive as described in Paragraph 3 above, and if that Change in Control later becomes effective, then the amount payable to Executive with respect to the termination of his employment shall be as described in Paragraph 4(a)(i) above rather than the amount described in Paragraph 3; provided, however, that:

(i) if ECB previously shall have paid to Executive the lump sum payment described in Paragraph 3, then the aggregate amount of the monthly payments for which ECB shall be obligated under Paragraph 4(a)(i) shall be reduced by the amount of that lump sum payment, and the remaining amount for which ECB shall be obligated shall be payable as described in Paragraph 4(a); and,

(ii) if, following the termination of his employment, Executive chose to exercise his rights to purchase continued individual health, dental or other insurance coverages under ECB’s group insurance plans pursuant to “COBRA,” ECB shall be obligated to reimburse Executive for that coverage as provided above in Paragraph 4(a) above.

In no event will Executive be entitled to receive the payments called for under both Paragraph 3 and Paragraph 4(a)(i), or an aggregate amount of payments in excess of the amount described in Paragraph 4(a).

(e) In order to terminate his employment and become entitled to any payments under Section 4(a)(ii) of this Agreement, the Termination Event which gives rise to his right to terminate must occur within twelve months following the date the Change in Control becomes effective, and Executive must, within 30 days following the occurrence of the Termination Event, give written notice to ECB describing the Termination Event and Executive’s intention to terminate his employment (a “Notice of Termination Event”). Following its receipt of Executive’s Notice of Termination Event, ECB shall have a period of 30 days within which it may cure or remedy the Termination Event (the “Cure Period”). A Termination Event shall be deemed to have occurred on the date such action or event giving rise to the Termination Event is implemented or takes effect or, if later, on the date on which notice of the action or event is given to Executive.

If Executive gives a Notice of Termination Event to ECB and the Termination Event is not cured or remedied by ECB during the Cure Period, then, unless Executive previously has given written notice to ECB as provided below that he withdraws the Notice of Termination Event and waives the Termination Event, the Termination Date shall be the earlier of (i) the expiration date of the Cure Period, or (ii) the date following Executive’s receipt of the written notice from ECB in which it notifies Executive that it will not cure or remedy the Termination Event. If Executive does not give the required Notice of Termination Event within the 30-day period following the occurrence of a Termination Event as described above, or if Executive gives the required Notice of Termination Event within the 30-day notice period and the Termination Event is cured or remedied by ECB within the Cure Period or, prior to the end of the Cure Period, Executive gives written notice to ECB that he withdraws his Notice of Termination Event and waives the Termination Event, then Executive thereafter shall have no right to any payment hereunder with respect to that Termination Event, but he shall retain rights, if any, hereunder with respect to any other or further Termination Event as to which such notice period has not expired.

5.    Exclusions; Full Satisfaction. Notwithstanding anything contained herein to the contrary, Executive and ECB expressly agree as follows.

(a) This Agreement provides for payments to Executive only in the limited circumstances described in Paragraphs 2, 3 and 4 above and, except as specifically provided in those paragraphs, Executive shall have no rights, and ECB shall have no obligations, under this Agreement in any other circumstances or in connection with any other terminations of Executive’s employment.

(b) Executive’s employment with ECB is on an “at will” basis and this Agreement does not constitute an employment contract or an agreement by ECB to employ Executive for any particular period of time or in any particular capacity. Nothing in this Agreement is intended or should be interpreted to confer upon Executive the right to continue in the employ of ECB or to interfere with or restrict in any way the right of ECB to discharge Executive or terminate his employment at any time or for any reason whatsoever, with or without Cause, and without any obligation or liability to Executive except as herein provided, it being the intent of the parties hereto only to provide for payment of the severance benefits specified herein in the event of the termination of Executive’s employment with ECB under the limited circumstances described in Paragraphs 3 and 4 of this Agreement.

(c) Except with respect to Executive’s rights, if any, expressly provided for in this Agreement and any separate written agreement pertaining to a payment or benefit to be provided by ECB (including an agreement providing for any form of stock-based compensation), the payments to Executive provided for in this Agreement shall satisfy and discharge in full all of Executive’s claims against ECB arising out of any termination of Executive’s employment.

6.    Other Definitions.

(a) For purposes of this Agreement, ECB shall have “Cause” to terminate Executive’s employment if:

(i) a determination is made by ECB in good faith that Executive: (A) has breached in any material respect any of the terms or conditions of this Agreement, any employment agreement under which Executive is bound with ECB from time to time, or of any officer or employee codes of conduct, or ethics, employment or other policies of ECB that apply to Executive or to ECB’s officers and/or employees generally from time to time, (B) fails in any material respect to perform or discharge his duties or responsibilities of employment in a manner that is competent and reasonably satisfactory to ECB’s Board of Directors, and such failure under this clause is not corrected or cured by Executive to ECB’s reasonable satisfaction (which shall not be unreasonably withheld by ECB) within 30 days following written notice thereof to Executive), or (C) is engaging or has engaged in willful misconduct or conduct which is detrimental in any material respect to the business or business prospects of ECB or Bancorp or which has had or likely will have an adverse effect on ECB’s or Bancorp’s business or reputation;

(ii) Executive materially violates any applicable federal or state law, or any applicable rule, regulation, order, or statement of policy promulgated by any governmental agency or authority having jurisdiction over ECB or Bancorp (a “Regulatory Authority,” including but not limited to the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commissioner, or any other regulator), that results from Executive’s negligence, willful misconduct, or intentional disregard of such law, rule, regulation, order, or policy statement and results in any substantial damage, monetary or otherwise, to ECB or Bancorp to their reputation;

(iii) during the course of Executive’s employment with or service as an officer of ECB or Bancorp, Executive commits an act of fraud, embezzlement, theft, or proven personal dishonesty (whether or not such act or charge results in criminal indictment, charges, prosecution, or conviction);

(iv) Executive is convicted of any felony or any criminal offense involving dishonesty or breach of trust, there occurs any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Executive from serving as an employee, officer or director of, or a party affiliated with, ECB or Bancorp; or,

Executive becomes unacceptable to, or is removed, suspended, or prohibited from participating in the conduct of ECB’s or Bancorp’s affairs (or if proceedings for that purpose are commenced), by any Regulatory Authority; or

(v) Executive is excluded by the carrier or underwriter from coverage under ECB’s and Bancorp’s then current “blanket bond” or other fidelity bond or insurance policy covering its or their employees, officers, and directors, or there occurs any event that ECB believes, in good faith, will result in Executive being excluded from such coverage, or having coverage limited as to Executive as compared to other covered employees, officers or directors, pursuant to the terms and conditions of such “blanket bond” or other fidelity bond or insurance policy.

(b) “Disability” shall mean a mental or physical impairment that, in the sole opinion of ECB’s Board of Directors, renders Executive unable to perform the essential functions of his employment for a period of 90 days or more.

(c) “Successor” refers to any Person or entity (corporate or otherwise) into which ECB (or any such Successor) shall be merged or consolidated or to which all or substantially all ECB’s (or any such Successor’s) assets shall be transferred in any manner. For purposes of this Agreement, all references to ECB shall include any such Successor to ECB which shall have assumed and become liable for ECB’s obligations hereunder (whether such assumption is by agreement, operation of law, or otherwise).

7.    Section 280G Matters. It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by ECB for federal income tax purposes to the maximum extent permissible under applicable law and regulations, and that no such payments result in the imposition of an excise tax on Executive. For that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive and ECB agree as follows.

(a) Modification or Reduction of “Parachute Payments.” If the Compensation Committee of ECB’s Board of Directors, based upon the advice of ECB’s independent certified public accountants or legal counsel, reasonably believes that any payments to be made to or for the benefit of Executive under this Agreement on account of a Change in Control (whether separately or in combination with other payments or benefits to be made or provided to or for the benefit of Executive pursuant to any other agreements or arrangements) would be deemed to be “parachute payments” as that term is defined in Section 280G(b)(2)(A) of the Code, without regard to Section 280G(e) of the Code, then the payments provided for under this Agreement or any such other payments or benefits may be modified or reduced in amount by ECB to the extent (but only to the extent) which, based on the advice of ECB’s independent certified public accountants or legal counsel, the Compensation Committee in good faith deems to be necessary to avoid the imposition of excise taxes on Executive under Section 4999 of the Code and the disallowance of a deduction to ECB under Section 280G(a) of the Code.

In the event the amounts of any payments or benefits are required to be reduced pursuant to this Paragraph 7, the last payments in time shall be reduced first, and if any payments to be reduced otherwise would be made at the same time, payments or benefits other than cash shall be reduced first.

(b) Survival of Covenants. Executive’s covenants and agreements and ECB’s rights provided for in this Paragraph 7 shall survive and remain fully in effect following any termination of Executive’s employment with ECB.

8.    Section 409A Matters. Executive and ECB intend for this Agreement to comply with Section 409A. For that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive and ECB agree as follows.

(a) Interpretation of Defined Terms. The terms used in this Agreement shall be defined and interpreted in a manner that is consistent with Section 409A and, in the event of any ambiguity in any of the terms or provisions of this Agreement, those terms or provisions shall be interpreted in a manner so as to comply with the applicable requirements of Section 409A.

(b) Treatment of Installment Payments. To the extent Executive is entitled to a series of installment payments under the provisions of this Agreement, such series of installment payments shall be treated as a series of separate payments for purposes of Section 409A, as applicable.

(c) Requirement of “Separation from Service;” Payments to “Specified Employees.” In the case of a payment upon the termination of Executive’s employment, no payment shall be made under this Agreement unless the termination of employment constitutes a “separation from service” under Section 409A, and, if ECB determines that Executive is a “specified employee” within the meaning of Section 409A on the date of any such separation from service (the “Separation from Service Date”), then (i) any installment payments (including reimbursement for expenses) which ECB is obligated to pay to Executive under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and accumulated by ECB and the accumulated amount shall be payable to Executive in a lump sum on the date that is six months and one week after the Separation from Service Date, with any additional installment payments for which ECB is obligated after that six-month period being payable on the same schedule as Executive’s Base Salary was being paid by ECB on the Separation from Service Date, and (ii) any lump-sum payment (including reimbursement for expenses) which ECB is obligated to pay to Executive under this Agreement that would result in a tax, interest, and/or penalties under Section 409A if paid during the first six months after the Separation from Service Date shall be delayed and be payable to Executive in a lump sum on the date that is six months and one week after the Separation from Service Date.

(d) Expense Reimbursement. To the extent Executive is entitled to the reimbursement of any expenses or in-kind benefits under the provisions of this Agreement that is subject to Section 409A, the right to such reimbursement or benefit shall not be subject to exchange for another benefit and such reimbursement shall be paid by ECB no later than two and one-half months after the year in which the expense is incurred, except as otherwise provided in Section 409A.

(e) Authority to Modify Agreement. This Agreement may be amended at any time by ECB, without Executive’s consent, to the extent necessary to comply with, and avoid the imposition on Executive of an excise tax under, Section 409A; provided, however, that in the event the terms of this Agreement, any payments made hereunder, or any action or inaction by ECB with respect thereto, shall be deemed not to comply with Section 409A, ECB shall not be liable to Executive for any income or excise taxes or any other amounts imposed on or payable by Executive with respect to any payments made hereunder or for any actions, decisions or determinations made by ECB in good faith.

(f) Survival of Covenants. Executive’s covenants and agreements and ECB’s rights provided for in this Paragraph 8 shall survive and remain fully in effect following any termination of Executive’s employment with ECB.

9.    Compliance with CPP Rules. Executive understands and agrees that Bancorp is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program (the “CPP”), and, as a result, ECB and Bancorp are bound by applicable law, rules, regulations and guidance restricting or pertaining to the compensation of officers and employees of CPP participants which are now in effect or may later be established (including but not limited to the rules and guidance currently set forth in interim final rules appearing at 31 C.F.R. Part 30 promulgated under Sections 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) (collectively, the “CPP Rules”). Executive and ECB intend for this Agreement and payments and benefits payable to Executive hereunder to comply with the CPP Rules and, for that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive and ECB agree as follows.

(a) Prohibited Payments; Authority to Modify Agreement. In no event shall ECB have any obligation to make any payment, or provide any compensation (whether in the form of cash, stock or otherwise) or other benefit to Executive (including without limitation any “Golden Parachute Payment,” as that term is defined in the CPP Rules, or any other payment or benefit payable in connection with or following any termination of Executive’s employment), to the extent that ECB’s Board of Directors or its Compensation Committee determines, in its sole judgment, that such payment, compensation or other benefit would violate or be prohibited by or inconsistent with the CPP Rules.

If, in the sole judgment of ECB’s Board of Directors or its Compensation Committee, any provision of this Agreement, or any such payment, compensation or benefit which ECB is or becomes obligated to pay or provide to Executive under this Agreement, would violate or be prohibited by or inconsistent with the CPP Rules, then the Board or that Committee shall have the authority, exercisable unilaterally and without the Executive’s consent, to modify any or all of the provisions of this Agreement, or to reduce or eliminate any such payment, compensation or other benefit, to the extent the Board or Committee, in its sole judgment, considers necessary in order to comply with the CPP Rules.

The Board’s or Committee’s power to modify this Agreement shall be effective for so long as ECB and Bancorp are subject to the CPP Rules. The Board’s or Committee’s action modifying this Agreement may, but need not, be in the form of a written amendment or supplement to this Agreement, or in the form of a duly adopted resolution.

(b) Recovery of Bonus and Incentive Compensation. If, in the sole judgment of ECB’s Board of Directors or its Compensation Committee, any payment or benefit paid or provided to Executive under this Agreement that the Board or Committee deems to be a “Bonus” or “Incentive Compensation” (as those terms are defined in the CPP Rules) was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria, that payment or benefit shall not have been earned by Executive, shall be subject to recovery by ECB, and shall be repaid by Executive to ECB within 15 days after written demand by ECB. The Executive’s repayment obligations shall survive termination of this Agreement and shall be effective for as long as ECB and Bancorp are subject to applicable CPP Rules.

(c) Waiver. Executive hereby acknowledges and agrees that, for as long as Bancorp is a participant in the CPP, ECB and Bancorp will be bound by the CPP Rules, and any implementing guidance issued by the U.S. Treasury or other federal agencies. Executive hereby grants the waiver required by the U.S. Treasury to release the United States and ECB and Bancorp from any claims that Executive might otherwise have as a result of any modification of this Agreement as provided above, and agrees to execute such other documents as ECB, Bancorp or the U.S. Treasury may require to evidence this waiver.

(d) Survival of Covenants. Executive’s covenants and agreements and ECB’s rights provided for in this Paragraph 9 shall survive and remain fully in effect following any termination of Executive’s employment with ECB.

10.    Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, and in addition to the provisions of Paragraphs 7, 8 and 9 above, it is understood and agreed that ECB (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:

(a) it is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner; or if

(b) in the opinion of counsel to ECB, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to ECB or Bancorp, including without limitation the Federal Deposit Insurance Act, as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

11.    Termination of Agreement. Except as provided in Paragraphs 7, 8, 9 and 10 above, this Agreement automatically shall terminate and become null and void upon any termination of Executive’s employment with ECB; provided, however, that, in the case of a termination of Executive’s employment which results in an obligation on the part of ECB to make payments as provided for under Paragraphs 3 or 4(a) above, or an obligation on the part of Executive to reimburse ECB for a portion of the Relocation Payments as provided in Paragraph 2, those obligations shall remain in effect until fully discharged by payment; and, following any such termination of this Agreement, it shall be of no further force or effect and Executive shall have no further rights hereunder.

12.    Taxes; Required Withholdings. Executive shall be solely responsible for any and all federal, state and local income and other taxes (including excise taxes) owed on account of his or her receipt of the payments or benefits provided for in this Agreement. To the extent that ECB reasonably believes itself obligated to do so, it may withhold any such taxes from payments made to Executive hereunder. If the amount of any such taxes that ECB believes itself required to withhold and transmit to any governmental or taxing authority exceeds the amount of any payments then due and payable under this Agreement and from which such withholding may be made, then ECB may require that Executive pay to it the full amount of any such taxes then due and, if Executive shall fail to make such payment, ECB may itself advance and pay the amount of those taxes and recover any such payments by offset against future payments due under this Agreement.

13.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon ECB and any corporate or other Successor to ECB, and Executive’s heirs, successors and assigns. However, notwithstanding anything contained herein to the contrary, neither Executive nor Executive’s estate or any designated beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payment under this Agreement. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of Executive, Executive’s estate or any designated beneficiary, or to any legal process by any creditor of any such person.

14.    Modification; Waiver; Amendments. Except as otherwise provided in Paragraphs 7, 8, 9 or 10 above, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

15.    Applicable Law. The parties hereto agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance and enforcement of this Agreement.

16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17.    Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.    Notices. Except as otherwise may be provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or sent by facsimile transmission by one party to the other, or when deposited by one party with the United States Postal Service, postage prepaid, and addressed to the other party at his or its designated address listed below, or at such other address as such other party shall have designated in a written notice given as provided in this Paragraph:

If to ECB:	If to Executive:

The East Carolina Bank 35080 U.S. Highway 264 Engelhard, NC 27824 Attention: Compensation Committee	James J. Burson The East Carolina Bank 35080 U.S. Highway 264 Engelhard, NC 27824

19.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

20.    Entire Agreement. This Agreement contains the entire understanding and agreement of the parties, and there are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth or referred to herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

THE EAST CAROLINA BANK

By:	/s/ A. Dwight Utz
President and Chief Executive Officer

EXECUTIVE

/s/ James J. Burson	(SEAL)
James J. Burson

ND: 4841-5918-4904, v. 1

AMENDMENT NO. 1 TO

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

BETWEEN JAMES J. BURSON AND THE EAST CAROLINA BANK

DATED DECEMBER 14, 2009

THIS AMENDMENT NO. 1 TO SEVERANCE AND CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into as of the 4th day of January, 2011 (the “Effective Date”), by and between THE EAST CAROLINA BANK (“ECB”) and JAMES J. BURSON (“Executive”).

W I T N E S S E T H:

WHEREAS, in connection with Executive’s employment by ECB, Executive and ECB previously entered into a Severance and Change in Control Agreement dated December 14, 2009 (the Agreement”), under which, among other things, ECB agreed to make payments or reimbursements to Executive for certain expenses associated with the relocation of his residence, on the condition that Executive repay a portion of those payments and reimbursements to ECB if Executive’s employment with ECB terminated for certain reasons before December 31, 2011; and

WHEREAS, Executive and ECB now desire to modify the Agreement as described in this Amendment No. 1.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, ECB and Executive hereby agree as follows:

1.    The text of Paragraph 2 (captioned “Advance for Payment of Relocation Expenses”) of the Agreement hereby is deleted and is replaced in its entirety by the following new Paragraph 2:

“2. Advance for Payment of Relocation Expenses. In connection with Executive’s continued employment with ECB, ECB agrees to advance to Executive the sum of $50,000 for the purpose of his payment of ongoing and future expenses incurred in connection with the intended relocation of his principal residence, including without limitation moving expenses, travel expenses and temporary living expenses. Executive agrees to repay to ECB the amount advanced to him as described above, together with interest on that amount computed daily at a rate of 1.95% per annum, upon demand by ECB at any time; provided, however, that Executive and ECB agree as follows.

        (a) On each January 4, beginning on January 4, 2012 (each such date referred to as an “Anniversary Date”), if Executive remains employed by ECB on that Anniversary Date, ECB will forgive a portion of the unpaid balance of Executive’s payment obligation to ECB under this Paragraph 2 equal to $25,000 plus accrued interest thereon at the above rate from the date of this Agreement through that Anniversary Date, with the effect of this Paragraph 2 being that, if Executive remains employed by ECB on January 4, 2013, Executive’s full obligation under this Agreement will have been forgiven by ECB.

        (b) If, prior to January 4, 2013, ECB terminates Executive’s employment without “Cause” (as defined in Paragraph 6(a) below) other than as a result of Executive’s Disability (as defined in Paragraph 6(b) below), or Executive dies while employed by ECB, ECB will forgive the full amount of Executive’s remaining unpaid obligation under this Agreement, including all accrued interest thereon.

        (c) If, prior to January 4, 2013, Executive resigns from his employment with ECB, or his employment with ECB terminates or is terminated, voluntarily or involuntarily (including as a result of Executive’s Disability), other than as described in Paragraph 2(b) above, then Executive shall be obligated to pay to ECB the then-current outstanding and unforgiven balance of Executive’s payment obligation under this Paragraph 2, together with accrued interest, in full within 60 days following termination of Executive’s employment. If Executive fails to make any such payment to ECB following ECB’s written demand therefor, ECB may deduct all or part of such unpaid amount from, or setoff all or part of such unpaid amount against, any amounts or obligation owed by ECB to Executive, provided that such deduction or setoff is permissible under and effected in accordance with Treasury Regulation §1.409A-3(j)(4)(xiii) and Treasury Regulation §1.409A-3(i)(2), if applicable.

        Executive acknowledges and agrees that, except as provided in this Paragraph 2, ECB shall have no further obligation for the payment of, or to reimburse him for, any such moving expenses, travel expenses, relocation expenses or temporary living expenses incurred by him.”

2.    The text of Paragraph 9 (captioned “Compliance with CPP Rules”) of the Agreement hereby is deleted and is replaced in its entirety by the following new Paragraph 9:

“9. Compliance with CPP Rules. Executive understands and agrees that Bancorp is a participant in the U.S. Department of the Treasury’s TARP Capital Purchase Program (the “CPP”), and, as a result, ECB and Bancorp are bound by applicable law, rules, regulations and guidance restricting or pertaining to the compensation of officers and employees of CPP participants which are now in effect or may later be established (including but not limited to the rules and guidance currently set forth in interim final rules appearing at 31 C.F.R. Part 30 promulgated under Sections 101(a)(1), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009) (collectively, the “CPP Rules”). Executive and ECB intend for this Agreement and any forgiveness of Executive’s payment obligation under this Agreement to comply with the CPP Rules and, for that purpose, and notwithstanding anything contained in this Agreement to the contrary, Executive and ECB agree as follows.

        (a) Prohibited Payments; Authority to Modify Agreement. In no event shall ECB have any obligation to forgive any portion of Executive’s obligation under Paragraph 2 of this Agreement, or to make any payment, or in any manner provide any compensation (whether in the form of cash, stock or otherwise) or other benefit to Executive (including without limitation any “Golden Parachute Payment,” as that term is defined in the CPP Rules, or any other payment or benefit payable in connection with or following any termination of Executive’s employment), to the extent that ECB’s Board of Directors or its Compensation Committee determines, in its sole judgment, that such forgiveness, payment, compensation or other benefit would violate or be prohibited by or inconsistent with the CPP Rules.

        If, in the sole judgment of ECB’s Board of Directors or its Compensation Committee, any provision of this Agreement, or any such forgiveness, payment, compensation or benefit which ECB is or becomes obligated to effect, pay or provide to Executive under this Agreement, would violate or be prohibited by or inconsistent with the CPP Rules, then the Board or that Committee shall have the authority, exercisable unilaterally and without Executive’s consent, to modify any or all of the provisions of this Agreement, or to reduce or eliminate any such forgiveness, payment, compensation or other benefit, to the extent the Board or Committee, in its sole judgment, considers necessary in order to comply with the CPP Rules, and, in such event, Executive shall have no right and ECB shall have to obligation with respect to such forgiveness, payment, compensation or other benefit to the extent it is reduced or eliminated as provided above.

        The Board’s or Committee’s power to modify this Agreement shall be effective for so long as ECB and Bancorp are subject to the CPP Rules. The Board’s or Committee’s action modifying this Agreement may, but need not, be in the form of a written amendment or supplement to this Agreement, or in the form of a duly adopted resolution.

        (b) Recovery of Bonus and Incentive Compensation. If, in the sole judgment of ECB’s Board of Directors or its Compensation Committee, the forgiveness of any portion of Executive’s obligation under Paragraph 2 of this Agreement, or any payment or benefit paid or provided to Executive under this Agreement, that the Board or Committee deems to be a “Bonus” or “Incentive Compensation” (as those terms are defined in the CPP Rules) was based on materially inaccurate financial statements or on any other materially inaccurate performance criteria, that payment or benefit shall not have been earned by Executive, shall be subject to reversal or recovery by ECB, and shall be repaid by Executive to ECB within 15 days after written demand by ECB. Executive’s repayment obligations shall survive termination of this Agreement and shall be effective for as long as ECB and Bancorp are subject to applicable CPP Rules.

        (c) Waiver. Executive hereby acknowledges and agrees that, for as long as Bancorp is a participant in the CPP, ECB and Bancorp will be bound by the CPP Rules, and any implementing guidance issued by the U.S. Treasury or other federal agencies. Executive hereby grants the waiver required by the U.S. Treasury to release the United States and ECB and Bancorp from any claims that Executive might otherwise have as a result of any modification of this Agreement, or any reduction or elimination of any forgiveness, payment, compensation or other benefit, as provided above, and agrees to execute such other documents as ECB, Bancorp or the U.S. Treasury may require to evidence this waiver.

        (d) Survival of Covenants. Executive’s covenants and agreements and ECB’s rights provided for in this Paragraph 9 shall survive and remain fully in effect following any termination of Executive’s employment with ECB.”

3.    Except as modified and amended as described in this Amendment No. 1, the Agreement shall remain in full force and effect in accordance with its original terms.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the day and year first hereinabove written.

THE EAST CAROLINA BANK

By:	/s/ A. Dwight Utz
President and Chief Executive Officer

EXECUTIVE

/s/ James J. Burson	(SEAL)
James J. Burson

ND: 4823-0769-6392, v. 1